UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2013

RAAM Global Energy Company

(Exact name of registrant as specified in its charter)

Delaware	333-172897	20-0412973
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1537 Bull Lea Rd., Suite 200

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (859) 253-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Company announced today that it expects that its proved undeveloped reserves associated with its Ewing Bank Block 920 (“EB 920” or “Flatts’ Guitar”) Project in the Gulf of Mexico, likely will not continue to meet the requirements of reasonable certainty to remain booked as proved reserves as of September 30, 2013. Proved undeveloped reserves related to the EB 920 Project were estimated at 8.4 million barrels of oil equivalent at December 31, 2012, or 71.2% of the Company’s total proved undeveloped reserves and 33.3% of its total proved reserves at such date. These proved reserves had an estimated present value discounted at 10% using SEC reserves criteria and pricing (“PV-10”) of approximately $210.1 million at December 31, 2012.

As a result of the expected downward revisions to eliminate the EB 920 Project proved undeveloped reserves, the Company expects to incur an increased depletion rate and a significant non-cash impairment charge for the quarter ended September 30, 2013. An impairment charge is due to the application of a “ceiling test,” which limits capitalized oil and gas property costs to the aggregate of the PV-10 of future net cash flows from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties, each after income tax effects.

In 2009, the then Minerals Management Service of the United States Department of the Interior approved the Company’s plan of exploration for the EB 920 Project. However, the Bureau of Ocean Energy Management, Regulation and Enforcement of the United States Department of the Interior (“BOEMRE”) required that the Company resubmit its plan of exploration under new, revised, post-lease rules. The Company resubmitted its plan of exploration on June 27, 2013 and included financial certifications based on the Worst Case Discharge (“WCD”) scenario as originally certified and approved in 2009. On August 21, 2013, the Bureau of Ocean Energy Management (“BOEM,” an agency formed pursuant to the reorganization of BOEMRE into three separate agencies) sent a response to the Company’s resubmitted plan of exploration indicating that the BOEM recalculated the WCD and revised the volume up to 218,269 barrels of oil per day (BOPD) from the original approved WCD of 1,500 BOPD. The plan of exploration requires that a financial certification be made by the Company that it can meet the costs associated with a WCD of this substantially increased volume. The BOEM’s recalculated WCD is now over 145 times greater than the volume originally approved in 2009 and over 4 times larger than the U.S. Government’s best estimate for the Deepwater Horizon blowout. During the Company’s Board of Directors meeting held on September 5, 2013 the Board discussed these events and concluded that the Company should notify the BOEM that it cannot make such financial capability certifications at this time, and thus is precluded from requesting further approvals of a plan of exploration and is precluded from seeking a permit to drill. On September 9, 2013, the Company responded to the BOEM to explain that it could not meet the financial certifications required under their substantially increased WCD calculation. The Company intends to continue to pursue efforts to realize the value of its EB 920 Project investment, including potential farmout arrangements and potential direct recourse against the U.S. Government pursuant to the appeal described below.

The Company has appealed a summary judgment favoring the U.S. Government in its previously disclosed suit in United States Court of Federal Claims in Washington D.C. claiming a breach of contract by the U.S. Government based on the lease governing the EB 920 Project. The suit sought expectation damages on lost profits and reasonable costs and attorneys’ fees. We cannot be certain of the outcome of this appeal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2013

RAAM Global Energy Company

By:	/s/ Jeffrey Craycraft
Name:	Jeffrey Craycraft
Title:	Chief Financial Officer

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